EXHIBIT 99.1

PREMIERWEST BANCORP AND STOCKMANS FINANCIAL GROUP RECEIVE SHAREHOLDER APPROVAL

Deal to close January 26

MEDFORD, OR., January 18, 2008 -- PremierWest Bancorp (NASDAQ: PRWT) announced today that at shareholder meetings held by PremierWest on January 15 and by Stockmans Financial Group on January 17, each company’s shareholders voted to approve the merger of Stockmans Financial Group into PremierWest and the merger of Stockmans Bank into PremierWest Bank.

Gary Wright, President & Chief Executive Officer for Stockmans Financial Group stated, “98% of Stockmans Financial Group shares outstanding were represented at the meeting last night, and 100% of those represented voted in favor of the transaction”. John Anhorn, Chief Executive Officer of PremierWest Bancorp added, “PremierWest shareholders voted on the transaction January 15th with over 99% of the shares represented at the meeting voting in favor of adding this well managed institution to our organization.” Anhorn continued, “We look forward to officially welcoming a solid management team and great group of employees to the PremierWest family”.

The acquisition will add Stockmans five Sacramento area branches, including locations in Elk Grove, Folsom, Galt, Natomas and Rocklin, to PremierWest Bank’s 41 Northern California and Oregon locations. The companies anticipate closing the transaction, which remains subject to customary closing conditions, on January 26, 2008.

Stockmans five branches will for a period of time retain the Stockmans name and operate as a division of PremierWest Bank. Gary Wright, President & Chief Executive officer of Stockmans will join PremierWest Bancorp’s and PremierWest Bank’s Board of Directors. The remainder of Stockmans senior management will continue in senior management roles with PremierWest following the close of the merger.

The combined organization will operate 46 branch locations throughout Oregon and Northern California; have approximately 560 employees, assets of $1.5 billion, and deposits and loans of approximately $1.2 billion each. Shareholders will hold approximately 23.8 million shares of PremierWest securities, with a market capitalization of approximately $260 million.

About PremierWest Bancorp

PremierWest Bancorp (NASDAQ: PRWT) is the parent company of PremierWest Bank, an Oregon-based community bank with 41 branches in Oregon and Northern California. PremierWest first expanded into California with its acquisition of Timberline Community Bank and its eight branches in 2001 and later acquired Mid Valley Bank with five branches in 2004. 21 of the PremierWest’s bank branches were acquired through mergers and twenty were denovo branches. For more information, visit www.PremierWestBank.com

About Stockmans Financial Group

Stockmans Financial Group is the holding company for Stockmans Bank headquartered in Elk Grove, California. This full-service commercial bank has 5 branches in the Sacramento region and offers a wide selection of deposit, loan and investment services to local consumers and small business customers. Stockmans Bank began as California Livestock Production Credit Association (“CLPCA”) in San Francisco in 1933, moved to Sacramento in 1963 and then to Elk Grove in 1981. CLPCA organized Stockmans Bank of Commerce in March of 1991 and immediately combined with the Bank. The bank’s name was changed to Stockmans Bank in 1997.

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this release regarding the projected closing date and whether the parties close the transaction. Specific risks in this press release include whether the companies receive a waiver from the Federal Reserve and ,satisfy closing conditions by January 25.